Exhibit 99.1

PRESS RELEASE:

WARREN RESOURCES CALLS FOR FULL REDEMPTION OF ALL OUTSTANDING 12% SINKING FUND BONDS DUE DECEMBER 31, 2007

New York, NY, January 12, 2005 – Warren Resources, Inc. (Nasdaq:WRES) today announced that the company has elected to fully redeem before maturity its 12% Sinking Fund Bonds due December 31, 2007, at their regular redemption price of 102% of the principal amount thereof ($1,020.00 per $1,000.00) plus accrued interest to the redemption date of March 31, 2005 (the “Redemption Date”).

All interest on Bonds called for redemption will cease to accrue on and after the Redemption Date of March 31, 2005.

The redemptions are being made under terms of the Bonds, which permit the Company to redeem them prior to maturity. Notice of redemption was mailed to bondholders of record on January 12, 2005.

The remaining aggregate principal amount outstanding of the Bonds is approximately $9.0 million. As a result of the redemption, U.S. Treasury securities having a fair market value of $4.1 million being held in escrow by the trustee to secure repayment of the Bonds will be released to the Company.

The Bonds will be redeemed with working capital and none of the proceeds from the Company’s recent initial public offering of common stock effected on December 16, 2004 are being used for the redemption.

American Stock Transfer & Trust Company, New York, is the redemption paying agent and trustee.

Payment of the Redemption Price on the Bonds called for redemption will be paid only upon presentation and surrender thereof by Bondholders along with a letter of transmittal in the following manner:

By Mail or in Person to:

American Stock Transfer and Trust Company
59 Maiden Lane
New York, NY 10038
Attn: Reorg/Exchange Department

About Warren Resources:

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its waterflood oil recovery program in the Wilmington Townlot Unit within the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary is headquartered in Casper, Wyoming.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017